SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

THE RYLAND GROUP, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ELECTION OF DIRECTORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
INFORMATION CONCERNING THE BOARD OF DIRECTORS
COMPENSATION OF DIRECTORS
AUDIT COMMITTEE REPORT
2002 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED STOCK OPTION EXERCISES IN 2002 AND YEAR-END STOCK OPTION VALUES
EQUITY COMPENSATION PLAN INFORMATION
EMPLOYMENT AGREEMENTS
COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK
PROPOSAL TO APPROVE THE RYLAND GROUP, INC. SENIOR EXECUTIVE PERFORMANCE PLAN TO COMPLY WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE
PROPOSAL TO AMEND THE TRG INCENTIVE PLAN TO COMPLY WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE
NEW PLAN BENEFITS PLAN NAME: TRG INCENTIVE PLAN
PROPOSAL TO APPROVE THE PERFORMANCE AWARD PROGRAM UNDER THE RYLAND GROUP, INC. 2002 EQUITY INCENTIVE PLAN TO COMPLY WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE
NEW PLAN BENEFITS PLAN NAME: PERFORMANCE AWARD PROGRAM
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDERS’ PROPOSALS
OTHER MATTERS

THE RYLAND GROUP, INC.

24025 Park Sorrento, Suite 400
Calabasas, California 91302

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

          Notice is given that the Annual Meeting of Stockholders of The Ryland Group, Inc. will be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on April 23, 2003, at 9:00 a.m., Local Time, for the following purposes:

1.	To elect ten Directors to serve until the next Annual Meeting of Stockholders and until their successors are elected and shall qualify.

2.	To approve The Ryland Group, Inc. Senior Executive Performance Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with these requirements results in the tax deductibility of related compensation expense.

3.	To amend the TRG Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with these requirements results in the tax deductibility of related compensation expense.

4.	To approve the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with these requirements results in the tax deductibility of related compensation expense.

5.	To act upon other business properly brought before the meeting.

          Stockholders of record at the close of business on February 10, 2003, are entitled to vote at the meeting or any adjournment thereof. Please date and sign the enclosed proxy and return it in the accompanying postage-paid return envelope. You may revoke your proxy at any time prior to its exercise by filing with the Secretary of the Corporation notice of revocation or a duly executed proxy bearing a later date. Your proxy may also be revoked by attending the meeting and voting in person.

By Order of the Board of Directors

TIMOTHY J. GECKLE Secretary

March 10, 2003

PROXY STATEMENT

     The enclosed proxy is being solicited by The Ryland Group, Inc. (the “Corporation”) for use at the Annual Meeting of Stockholders on April 23, 2003. This Proxy Statement and proxy are first being distributed to stockholders on approximately March 10, 2003. The Annual Report of the Corporation for the year ended December 31, 2002, including financial statements and accompanying notes, is enclosed with this Proxy Statement. A proxy may be revoked by a stockholder at any time prior to its exercise by filing with the Secretary of the Corporation notice of revocation or a duly executed proxy bearing a later date. It may also be revoked by attendance at the meeting and election to vote in person.

     The election of Directors requires a plurality of the votes cast with a quorum present. For the election of Directors, abstentions and broker non-votes are not votes cast and have no effect on the plurality vote required.

     The approval of The Ryland Group, Inc. Senior Executive Performance Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purpose.

     The amendment of the TRG Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purpose.

     The approval of the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code requires the affirmative vote of a majority of the votes cast in person or by proxy with a quorum present. Abstentions and broker non-votes will not be considered votes cast for the foregoing purpose.

     The Corporation will utilize the services of Georgeson Shareholder Communications in the solicitation of proxies for this Annual Meeting of Stockholders for a fee of $7,500 plus expenses. The Corporation may also solicit proxies by mail, personal interview or telephone by officers and other management employees of the Corporation, who will receive no additional compensation for their services. The cost of solicitation of proxies is borne by the Corporation. Arrangements will be made by the Corporation for the forwarding to beneficial owners, at the Corporation’s expense, of soliciting materials by brokerage firms and others.

     Only stockholders of record at the close of business on February 10, 2003 are entitled to vote at the meeting or any adjournment thereof. The only outstanding securities of the Corporation entitled to vote at the meeting are shares of Common Stock. There were 25,233,261 shares of Common Stock outstanding as of the close of business on February 10, 2003. The Common Stock of the Corporation does not have cumulative voting rights. Holders of Common Stock are entitled to one vote per share on all matters.

ELECTION OF DIRECTORS

     All Directors (ten in number) are nominated for election to hold office until the next Annual Meeting of Stockholders and until the election and qualification of their successors. The proxies solicited, unless directed to the contrary, will be voted FOR the ten persons named below.

     Management has no reason to believe that any nominee is unable or unwilling to serve as a Director; but if that should occur for any reason, the proxy holders reserve the right to vote for another person of their choice.

Name, Age and
Year in which
First Elected
a Director	Principal Occupation for Five Prior Years and Other Information

R. Chad Dreier 55 (1993)	Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation; Director of Occidental Petroleum Corporation.

Leslie M. Frécon 49 (1998)	President, L Frécon Enterprises; Senior Vice President, Corporate Finance, of General Mills Inc., until 1998.

Roland A. Hernandez 45 (2001)	Chairman of the Board and Chief Executive Officer of Telemundo Group, Inc. until 2000; Chief Executive Officer and President of Telemundo Group, Inc. until 1998; Director of Wal-Mart Stores, Inc.

William L. Jews 51 (1994)	President and Chief Executive Officer of CareFirst Blue Cross Blue Shield and Chief Executive Officer of Blue Cross Blue Shield of Delaware and Washington, D.C.; President and Chief Executive Officer of Blue Cross Blue Shield of Maryland, Inc., until 1998; Director of Choice Hotels, MBNA and Ecolab, Inc.

Ned Mansour 54 (2000)	President of Mattel, Inc. until 2000; President, Corporate Operations, of Mattel, Inc. until 1999.

Robert E. Mellor 59 (1999)	President, Chief Executive Officer and Director of Building Materials Holding Corporation; Director of California Chamber of Commerce and Coeur d’Alene Mines Corporation.

Norman J. Metcalfe 60 (2000)	Director of The Tejon Ranch Company (Real Estate Development).

Charlotte St. Martin 57 (1996)	Executive Vice President of Loews Hotels.

Paul J. Varello 59 (1999)	Chairman and Chief Executive Officer of American Ref-Fuel Company until 2001.

John O. Wilson 64 (1987)	Executive Vice President and Chief Economist of Bank of America Corporation, until 1998; Director of Calpine Corporation and California Council on Science and Technology.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THE NOMINEES REQUIRES A PLURALITY OF THE VOTES CAST WITH A QUORUM PRESENT.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     To the knowledge of the Corporation, the only beneficial owners of more than 5 percent of the outstanding shares of Common Stock, as of February 14, 2003, are as follows:

	Amount and Nature
Name and Address	of Beneficial Ownership		Percent of Class

Capital Growth Management Limited Partnership	3,027,200	(1)	12%
One International Place Boston, MA 02110

(1)	According to Schedule 13G dated February 7, 2003, filed with the Securities and Exchange Commission, 2,768,500 of these shares are owned with sole voting power, and all of these shares are owned with shared dispositive power.

     The following table sets forth, as of February 10, 2003, the number of shares of Common Stock of the Corporation beneficially owned by the Directors of the Corporation, nominees for Director, each of the executive officers named in the Summary Compensation Table, and by the Directors and executive officers as a group:

Number of Shares
Name	Beneficially Owned (1)

R. Chad Dreier	1,396,465
Leslie M. Frécon	30,946
Roland A. Hernandez	20,536
William L. Jews	41,387
Ned Mansour	26,642
Robert E. Mellor	32,008
Norman J. Metcalfe	58,642
Charlotte St. Martin	31,369
Paul J. Varello	23,263
John O. Wilson	12,414
John M. Garrity	152,372
Gordon A. Milne	73,550
Daniel G. Schreiner	75,100
Kipling W. Scott	99,799
Directors and executive officers as a group (20 persons)	2,482,042

(1)	With the exception of Mr. Dreier, no other Director, nominee or executive officer beneficially owns more than 1 percent of the Corporation’s outstanding Common Stock. Mr. Dreier beneficially owns 5.5 percent of the outstanding Common Stock of the Corporation. Directors, nominees and executive officers as a group beneficially own 9.8 percent of the outstanding Common Stock of the Corporation. All of the shares in the table are owned individually with sole voting and sole dispositive power.

Includes shares subject to stock options which may be exercised within 60 days of February 10, 2003, as follows: Mr. Dreier, 940,000 shares; Ms. Frécon, 26,000 shares; Mr. Hernandez, 20,000 shares; Mr. Jews, 34,000 shares; Mr. Mansour, 20,000 shares; Mr. Mellor, 24,000 shares; Mr. Metcalfe, 30,000 shares; Ms. St. Martin, 30,000 shares; Mr. Varello, 20,000 shares; Mr. Wilson, 10,000 shares; Mr. Garrity, 103,200 shares; Mr. Milne, 33,550 shares; Mr. Schreiner, 55,100 shares; Mr. Scott, 53,200 shares; and Directors and executive officers as a group, 1,667,350 shares.

Includes shares represented by restricted stock units as follows: Mr. Dreier, 235,000 shares; Mr. Garrity, 33,400 shares; Mr. Milne, 33,400 shares; Mr. Schreiner, 16,700 shares; and Mr. Scott, 33,400 shares; and executive officers as a group, 452,100 shares.

Includes shares of Common Stock which have been allocated to participants’ accounts under the Corporation’s Retirement Savings Opportunity Plan as follows: Mr. Dreier, 1,465 shares; Mr. Garrity, 1,218 shares; Mr. Scott, 1,207 shares; and executive officers as a group, 10,966 shares.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

     During 2002, the Board of Directors held 6 meetings. All Directors attended at least 75 percent of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2002. The Board of Directors of the Corporation has Audit, Compensation, Finance and Nominating and Governance Committees.

     The Audit Committee of the Board of Directors is composed of Directors Frécon, Hernandez, Mansour, Varello and Wilson. The Audit Committee reviews the Corporation’s financial statements and reports, the audit services provided by the Corporation’s independent public accountants and the reports of the Corporation’s internal auditors. During 2002, 5 meetings of the Audit Committee were held. Please review the Audit Committee Report contained in this Proxy Statement on page 5.

     The Compensation Committee of the Board of Directors determines and approves the Corporation’s compensation plans and the amount and form of compensation awarded and paid to executive officers and key employees of the Corporation, including awards and distributions under the Corporation’s compensation plans. Directors Jews, Mellor, Metcalfe and St. Martin serve as its members. During 2002, the Compensation Committee held 5 meetings. Please review the 2002 Compensation Committee Report on Executive Compensation contained in this Proxy Statement on page 6.

     The Finance Committee of the Board of Directors is composed of Directors Frécon, Hernandez, Mellor, Metcalfe and Wilson. The Finance Committee reviews and monitors the financial plans and capital structure of the Corporation. There were 2 meetings of the Finance Committee during 2002.

     The Nominating and Governance Committee recommends to the Board of Directors candidates to fill vacancies on the Board, makes recommendations about the composition of the Board’s committees, monitors the role and effectiveness of the Board and oversees the corporate governance process. Directors Jews, Mansour, St. Martin and Varello are the members of the Nominating and Governance Committee, which held 3 meetings during 2002. The Nominating and Governance Committee will consider nominees suggested by stockholders for election to the Board of Directors. Recommendations by stockholders should be forwarded to the Secretary of the Corporation by the deadline indicated in the Corporation’s By-Laws, and should identify the nominee by name and provide information about the nominee’s background and experience.

COMPENSATION OF DIRECTORS

     Each Director who is not an employee receives an annual fee of $45,000; half of this amount is paid in cash and half is paid in the Corporation’s Common Stock. Each non-employee Director is paid an additional $1,500 in cash for each meeting attended of the Board of Directors and of committees of the Board of Directors, with the exception of the Committee Chairperson who is paid $2,000 in cash. A Director may elect to have all or any part of the fees deferred under the Corporation’s Executive and Director Deferred Compensation Plan. Under this Plan, amounts elected to be deferred are not included in a Director’s gross income for income tax purposes until actually distributed to the Director. Directors who are employees of the Corporation do not receive additional compensation for service on the Board of Directors. During 2002, the Corporation donated $20,000 for each Director to charitable organizations on behalf of and as designated by each individual Director.

     The Corporation maintains a Non-Employee Director Equity Plan pursuant to which non-employee Directors receive stock options. On December 31, 2002, the Corporation granted each non-employee Director an option to purchase 10,000 shares of Common Stock at an exercise price of $33.35 per share. The exercise price was the market price of the Common Stock on the date of grant. Stock options fully vest and become exercisable six months after the date of grant. Options are not exercisable after 10 years from the date of grant or three years after the date of termination of service on the Board of Directors.

AUDIT COMMITTEE REPORT

     The Audit Committee oversees the Corporation’s financial reporting process on behalf of the Board of Directors. The members of the Audit Committee are “independent” as defined in the listing standards of the New York Stock Exchange, which is the exchange on which the Corporation’s Common Stock is listed. The Board of Directors has adopted and approved a written charter for the Audit Committee, which was filed as Appendix A to the Corporation’s Proxy Statement for its 2001 Annual Meeting. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Committee reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Corporation’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards as well as the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees) as amended. The Committee discussed with the Corporation’s internal and independent auditors the overall scope and plans for their respective audits. In addition, the Committee has discussed with the internal and independent auditors, with and without management present, the results of their examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting. The Committee received from the independent auditors written disclosures regarding the auditors’ independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Committee discussed with the independent auditors that firm’s independence and considered the compatibility of nonaudit services with the auditors’ independence.

     In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board has approved, the inclusion of the audited financial statements in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended and approved the selection of Ernst & Young LLP as the Corporation’s independent auditors for 2003. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Stockholders on April 23, 2003 with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions. Fees for the fiscal year of 2002 were: audit fees – $599,000 (annual audit – $423,500 and other audit-related services – $175,500); financial information systems design and implementation fees – $0; and all other fees – $84,200 (primarily tax-related services). The Audit Committee considered whether the provision by Ernst & Young LLP of the services entitled “financial information systems design and implementation fees” and “all other fees” above is compatible with maintaining Ernst & Young LLP’s independence.

     Audit Committee of the Board of Directors
Leslie M. Frécon
Roland A. Hernandez
Ned Mansour
Paul J. Varello
John O. Wilson

     March 10, 2003

2002 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee is comprised of four independent, non-employee directors. The Compensation Committee approves the design of, assesses the effectiveness of, and administers executive compensation programs in support of stockholder interests. The Compensation Committee also reviews and approves all salary arrangements and other compensation for executive officers, including the Chief Executive Officer, evaluates executive performance and considers related matters.

     The Corporation’s mission is to be a leader in the homebuilding industry, optimize the strength of its mortgage operations and maximize stockholder value. To accomplish these objectives, the Corporation is pursuing a comprehensive business strategy that emphasizes earnings per share and return on stockholders’ equity. The Compensation Committee is committed to implementing a compensation program which furthers the Corporation’s mission. This program adheres to the following compensation policies which are intended to facilitate the achievement of the Corporation’s business strategies:

•	All executive officers’, including the Chief Executive Officer’s, compensation programs should emphasize the relationship between pay and performance by including variable, at-risk compensation that is dependent upon the level of success in meeting specified financial and operational goals.

•	A portion of total compensation should be comprised of equity-based pay opportunities. Encouraging a personal proprietary interest provides a close identification with the Corporation and aligns executive officers’ interests with those of stockholders. This policy promotes a continuing focus on building profitability and stockholder value.

•	Compensation opportunities should enhance the Corporation’s ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives.

Components of Compensation

     The Compensation Committee relates total compensation levels for the Corporation’s Chief Executive Officer and other executive officers to the compensation paid to executives of a peer group of companies. This peer group is comprised of large national homebuilding companies, which include many of the same companies within the Dow/Home Construction Index in the Performance Graph included in this Proxy Statement. However, the Compensation Committee believes that the Corporation’s competitors for executive talent also include other companies not included in this Index. Therefore, the Committee reviews general industry survey data on companies of comparable revenue size.

     The key elements of the Corporation’s executive compensation program are base salary, annual incentives and long-term incentive compensation. These key elements are addressed separately below. In determining each component of compensation, the Compensation Committee considers all elements of an executive’s total compensation package.

Base Salary

     The Compensation Committee regularly reviews each executive’s base salary. Base salaries are targeted at median competitive levels and are adjusted by the Compensation Committee to recognize varying levels of responsibility, experience and breadth of knowledge, internal equity issues, as well as external pay practices. Increases to base salaries are driven primarily by individual performance. Individual performance is evaluated based on the Compensation Committee’s judgment of sustained levels of individual contribution to the Corporation.

     In accordance with his employment agreement dated July 1, 2002, Mr. Dreier, Chairman of the Board of Directors, President and Chief Executive Officer of the Corporation, receives a base annual salary of $1,000,000.

Annual Incentives

     The Senior Executive Performance Plan promotes the Corporation’s pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses that are based on the profitability of the Corporation and its business units. Annual bonus opportunities allow the Corporation to communicate specific goals that are of primary importance during the coming year and to motivate executives to achieve these goals.

     Bonus opportunities are set at median competitive levels for the peer group of companies. The various bonus plans are designed to incent and reward above-average performance from the executives and their business units.

     Under the terms of his employment agreement dated July 1, 2002, Mr. Dreier is eligible for an annual cash bonus equal to 2 percent of the consolidated pretax income of the Corporation, as adjusted by the Compensation Committee to eliminate the effect of bonus and incentive compensation, corporate overhead, changes in accounting methods and other non-recurring or unusual expenses or charges reflected in the Corporation’s financial statements. In 2003 and thereafter, this bonus will be payable under the Senior Executive Performance Plan. Mr. Dreier earned an annual cash bonus of $5,457,065 for 2002.

     Eligible executives on the corporate staff receive bonuses based upon a percentage of the corporate pre-tax earnings established by the Compensation Committee. Executives in the Corporation’s homebuilding and mortgage operations receive bonuses based on a percentage of the pretax earnings of their business units established by the Compensation Committee. In 2003 and thereafter, these bonuses will be payable under the Senior Executive Performance Plan.

Long-Term Incentives

     In keeping with the Corporation’s commitment to provide a total compensation package which includes at-risk components, long-term incentive compensation comprises a significant portion of the value of an executive’s total compensation package.

     When awarding long-term incentives, the Compensation Committee considers an executive’s level of responsibility, prior compensation experience, historical award data, individual performance criteria and the compensation practices at peer group companies. Long-term incentives are in the form of stock options, restricted stock units, common stock and cash.

     Stock Options and Restricted Stock Units

     Stock options are granted at an option price which is the fair market value of the Corporation’s common stock on the date of grant. Accordingly, stock options have value only if the stock price appreciates. This design focuses executives on the creation of stockholder value over the long term. Restricted stock units may be periodically awarded to executive officers with restrictions on vesting and payout. The value of the restricted stock units is dependent on the value of the Corporation’s common stock and is, therefore, tied to the interest of stockholders. The size of the award can be adjusted based on individual factors and historical award data.

     On July 1, 2002, Mr. Dreier received an award of 235,000 restricted stock units pursuant to the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan plus an amount to equal to the applicable federal and state income and medicare taxes related to the vesting of the restricted stock units. The vesting of these restricted stock units is subject to the Corporation’s return on stockholders’ equity meeting certain performance criteria.

     TRG Incentive Plan

     The TRG Incentive Plan provides for awards based on the Corporation’s financial performance. Each year, the Compensation Committee establishes target and maximum award levels for each executive officer based on a percentage of the executive’s base salary. Executives can earn cash or common stock awards based on the extent to which pre-established financial goals are achieved by the Corporation. Awards are payable in cash or common stock with vesting occurring over three years.

     The Compensation Committee believes that the TRG Incentive Plan provides executives with an immediate link to the interest of stockholders, focuses them on company-wide performance and provides incentives that are longer-term than annual bonuses but less remote than retirement benefits. The Compensation Committee believes that the TRG Incentive Plan will enhance the Corporation’s ability to maintain a stable executive team focused on the Corporation’s long-term success.

     For 2002, the Compensation Committee designated return on stockholders’ equity as the performance measure for the TRG Incentive Plan. Based on the Corporation’s performance in 2002, which exceeded the targeted return on equity, the Compensation Committee determined that the TRG Incentive Plan awards for 2002 were 219.06 percent of the target award value. A target award value for the first 6 months of 2002 of 120 percent of base salary and a target award value for the last 6 months of 2002 of 150 percent of base salary was established by the Compensation Committee for Mr. Dreier. Based on the Corporation’s performance in 2002, which exceeded the targeted return on equity performance measure, Mr. Dreier received a TRG Incentive Plan award of $2,628,720.

Retirement Plans

     The Corporation does not sponsor a defined benefit retirement plan but does provide executives with the ability to accumulate retirement assets through defined contribution plans. Executive officers participate in the Corporation’s Retirement Savings Opportunity Plan up to the statutory limits. Because of these statutory limits, the Corporation also offers executive officers the ability to defer additional pay and to receive corresponding company-matching contributions through the Executive and Director Deferred Compensation Plan. Pursuant to his July 2002 employment agreement, Mr. Dreier is entitled to payments under a Supplemental Executive Retirement Plan.

Policy with Respect to the $1 Million Deduction Limit

     It is the policy of the Compensation Committee to continually evaluate the qualification of compensation for exclusion from the $1 million limitation on corporate tax deductions under Internal Revenue Code Section 162(m) as well as other sections of the Internal Revenue Code, while maintaining flexibility to take actions with respect to compensation which it deems to be in the interest of the Corporation and its stockholders which may not qualify for tax deductibility. This Proxy Statement contains proposals to approve The Ryland Group, Inc. Senior Executive Performance Plan of the Corporation, an amendment to the TRG Incentive Plan and a performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with these requirements results in the tax deductibility of related compensation expense.

Conclusion

     The Compensation Committee believes these executive compensation policies and programs serve the interests of the stockholders and the Corporation effectively. The various compensation vehicles offered are appropriately balanced to provide increased motivation for executives to contribute to the Corporation’s overall future success, thereby enhancing the value of the Corporation for the stockholders’ benefit.

     The Compensation Committee will continue to monitor the effectiveness of the Corporation’s total compensation program to meet the current and future needs of the Corporation.

     Compensation Committee of the Board of Directors

William L. Jews
Robert E. Mellor
Norman J. Metcalfe
Charlotte St. Martin

SUMMARY COMPENSATION TABLE

		Annual Compensation			Long-Term Compensation

					Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus (a)	Compensation (b)	Awards (c)	Options	Compensation(d)

Mr. Dreier – Chairman of the Board of	2002	$875,000	$6,333,217	$4,613,038	$12,149,500	0	$2,075,174
Directors, President and Chief Executive	2001	$750,000	$3,907,591	$1,415,224	$0	0	$1,439,154
Officer of The Ryland Group, Inc.	2000	$750,000	$2,189,951	$1,000,436	$1,260,000	0	$1,227,164
Mr. Milne – Executive Vice President	2002	$375,000	$822,738	$325,295	$887,000	0	$535,492
and Chief Financial Officer of	2001	$325,000	$522,299	$25,704	$553,900	0	$380,251
The Ryland Group, Inc.	2000	$283,654	$326,174	$64,930	$0	35,000	$410,580
Mr. Garrity – Senior Vice President	2002	$310,000	$1,489,966	$198,827	$887,000	0	$477,745
of The Ryland Group, Inc.; President of	2001	$300,000	$1,363,100	$0	$553,900	0	$418,710
the Southeast Region of Ryland Homes	2000	$251,923	$1,108,100	$0	$0	20,000	$262,931
Mr. Schreiner – Senior Vice President	2002	$250,000	$1,695,119	$125,292	$443,500	0	$359,511
of The Ryland Group, Inc.; President of	2001	$240,000	$1,354,420	$0	$276,950	0	$288,040
Ryland Mortgage Company	2000	$230,385	$664,409	$0	$0	15,000	$234,725
Mr. Scott – Senior Vice President of	2002	$315,000	$2,055,560	$214,411	$887,000	0	$493,316
The Ryland Group Inc.; President of	2001	$300,000	$1,600,307	$0	$553,900	0	$408,164
the North Central Region of Ryland Homes	2000	$251,923	$952,419	$0	$0	20,000	$259,352

(a)	Includes bonuses for 2002, 2001 and 2000, which were paid in 2003, 2002 and 2001, respectively. Includes for 2002, 2001 and 2000, the dollar value of the initial vested portion of awards under the TRG Incentive Plan as follows: Mr. Dreier 2002 – $876,152, 2001 – $609,179, 2000 – $505,389; Mr. Milne 2002 – $191,658, 2001 – $153,987, 2000 – $117,924; Mr. Garrity 2002 – $181,071, 2001 – $162,448, 2000 – $98,270; Mr. Schreiner 2002 – $127,772, 2001 – $113,713, 2000 – $90,409; Mr. Scott 2002 – $183,992, 2001 – $162,448, 2000 – $98,270.

(b)	Includes the gross-up adjustment for taxes on relocation reimbursements as follows: Mr. Dreier 2000 – $16,193; Mr. Milne 2002 – $74,712, 2001 – $25,704, 2000 – $64,930. Also includes Medicare taxes and gross-up adjustments paid for vested restricted stock units as follows: Mr. Dreier 2002 – $4,525,428, 2001 – $1,343,638, 2000 – $913,396; Mr. Milne 2002 – $250,583; Mr. Garrity 2002 – $198,827; Mr. Schreiner 2002 – $125,292; Mr. Scott 2002 – $214,411; and the personal health and services allowance and medical and fitness reimbursement paid to Mr. Dreier as follows: 2002 – $87,610, 2001 – $71,586, 2000 – $70,847.

(c)	Mr. Dreier was awarded 90,000 restricted stock units in 2000. The value of the restricted stock units, which is included as 2000 compensation, is based on the $14.00 closing price of the Corporation’s Common Stock on the date of grant. The units have vested and shares of Common Stock were previously delivered to Mr. Dreier.

Mr. Dreier was awarded 235,000 restricted stock units in 2002. The value of the restricted stock units, which is included as 2002 compensation, is based on the $51.70 closing price of the Corporation’s Common Stock on the date of grant. The units vest and shares of Common Stock are delivered to Mr. Dreier in five annual installments of 47,000 each on May 1, 2003 and February 15, 2004, 2005, 2006 and 2007, subject to performance criteria as established pursuant to the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan.

Mr. Dreier is entitled to all regular quarterly dividend equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the Corporation on its Common Stock. At December 31, 2002, the number and value of restricted stock units held by Mr. Dreier was 235,000 units at a value of $7,837,250.

Messrs. Milne, Garrity and Scott were each awarded 20,000 restricted stock units and Mr. Schreiner was awarded 10,000 restricted stock units by the Corporation in 2001. The value of the restricted stock units, which is included in 2001 compensation, is based on the $27.70 closing price of the Corporation’s Common Stock on the date of grant. The units vest and shares of Common Stock are delivered in three annual installments of 6,600 shares on March 15, 2002, 6,600 shares on March 15, 2003, and 6,800 shares on March 15, 2004 for each of Messrs. Milne, Garrity and Scott, and three annual installments of 3,300 shares on March 15, 2002, 3,300 shares on March 15, 2003, and 3,400 shares on March 15, 2004 for Mr. Schreiner.

Messrs. Milne, Garrity and Scott were each awarded 20,000 restricted stock units and Mr. Schreiner was awarded 10,000 restricted stock units by the Corporation in 2002. The value of the restricted stock units, which is included in 2002 compensation, is based on the $44.35 closing price of the Corporation’s Common Stock on the date of grant. The units vest and shares of Common Stock are delivered in three annual installments of 6,600 shares on March 15, 2003, 6,600 shares on March 15, 2004 and 6,800 shares on March 15, 2005 for each of Messrs. Milne, Garrity and Scott, and three annual installments of 3,300 shares on March 15, 2003, 3,300 shares on March 15, 2004 and 3,400 shares on March 15, 2005 for Mr. Schreiner.

Messrs. Milne, Garrity, Schreiner and Scott are entitled to all regular quarterly dividends equivalent payments on the restricted stock units in the amount and to the extent dividends are paid by the Corporation on its Common Stock. At December 31, 2002, the number and value of restricted stock units held by each of Messrs. Milne, Garrity, and Scott was 33,400 units at a value of $1,113,890 each and the number and value of restricted stock units held by Mr. Schreiner was 16,700 units at a value of $556,945.

The foregoing information regarding restricted stock unit awards has been adjusted to reflect the two-for-one stock split declared on April 24, 2002.

(d)	Includes the Corporation’s contributions to the Retirement Savings Opportunity Plan and the Executive and Director Deferred Compensation Plan: Mr. Dreier 2002 – $233,097, 2001 – $146,074, 2000 – $123,861; Mr. Milne 2002 - $44,599, 2001 – $31,995, 2000 – $17,019; Mr. Garrity 2002 – $90,639, 2001 - $78,590, 2000 – $57,277; Mr. Schreiner 2002 – $89,442, 2001 – $48,840, 2000 - $34,198; and Mr. Scott 2002 – $105,171, 2001 – $69,249, 2000 – $54,454; the value of term life insurance paid under the Corporation’s split dollar life insurance plan: Mr. Dreier 2002 – $19,558, 2001 – $14,897, 2000 – $14,197; Mr. Milne 2002 – $2,139, 2001 – $1,604, 2000 – $1,219; Mr. Garrity 2002 – $7,841, 2001 – $3,734, 2000 – $2,674; Mr. Schreiner 2002 – $1,599, 2001 – $1,225, 2000 - $953; Mr. Scott 2002 – $3,037, 2001 – $2,529, 2000 – $1,918; deferred cash and earnings under the TRG Incentive Plan: Mr. Dreier 2002 – $1,822,519, 2001 - $1,278,183, 2000 – $1,043,596; Mr. Milne 2002 – $400,629, 2001 – $317,277, 2000 - $235,884; Mr. Garrity 2002 – $379,265, 2001 – $336,386, 2000 – $202,980; Mr. Schreiner 2002 – $268,470, 2001 – $237,975, 2000 – $185,859; and Mr. Scott 2002 – $385,107, 2001 – $336,386, 2000 – $202,980; and reimbursements for relocation expenses: Mr. Dreier 2000 – $45,510; Mr. Milne 2001 – $29,375, 2000 – $156,457; and Mr. Schreiner 2000 – $13,715.

AGGREGATED STOCK OPTION EXERCISES IN 2002
AND YEAR-END STOCK OPTION VALUES

			Number of Securities Underlying		Value of Unexercised In-the-
			Unexercised Options at Year End		Money Options at Year End

	Shares Acquired	Value
Name	on Exercise	Realized (a)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mr. Dreier	150,000	$5,163,362	970,000	–	$23,332,100	$–
Mr. Garrity	70,000	$2,283,100	96,400	13,600	$2,091,512	$315,588
Mr. Milne	14,400	$538,344	14,850	23,800	$335,066	$586,483
Mr. Schreiner	40,000	$1,206,371	50,000	10,200	$1,067,827	$236,691
Mr. Scott	70,000	$2,412,595	46,400	13,600	$1,040,812	$315,588

(a)	Market price at exercise less exercise price.

EQUITY COMPENSATION PLAN INFORMATION

			Number of securities remaining
	Number of Securities to be issued	Weighted-Average exercise	available for future issuance under
	upon exercise of outstanding	price of outstanding options,	equity compensation plans (excluding
Plan Category	options, warrants and rights	warrants and rights	securities reflected in column (a))

Equity compensation plans approved by security holders	3,889,498	$20.21	1,396,936
Equity compensation plans not approved by security holders	0	$0	0

The Corporation does not have any equity compensation plans that have not been approved by stockholders.

EMPLOYMENT AGREEMENTS

     On July 1, 2002, the Corporation entered into an employment agreement with Mr. Dreier for a period extending until December 30, 2007. The agreement provides for one-year extensions subject to a right of termination upon notice at least 180 days prior to the end of the agreement’s term. In the event of a change of control of the Corporation, the term of Mr. Dreier’s employment agreement could be extended for up to three years. Under the agreement, Mr. Dreier will receive a base salary of $1,000,000 per year and is eligible for an annual cash bonus equal to 2 percent of the adjusted consolidated pretax income of the Corporation. In addition, Mr. Drier is entitled to participate in the TRG Incentive Plan, with a target performance award equal to 150 percent of his base salary. Mr. Dreier also received an award of 235,000 restricted stock units that vest and are paid in the amount of 47,000 shares of Common Stock on each of May 1, 2003 and February 15, 2004, 2005, 2006, and 2007, subject to performance criteria related to the Corporation’s return on stockholders’ equity as established pursuant to the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan. This award of restricted stock units also includes payment of an amount equal to the applicable federal and state income and Medicare taxes related to the vesting of the restricted stock units.

     If Mr. Dreier’s employment is terminated without “cause” or if he resigns “for good reason,” Mr. Dreier receives salary and benefits for the remaining term of the agreement or 24 months, whichever is greater, a bonus payment equal to the bonus paid or payable in the fiscal year prior to termination multiplied by the remaining number of years that end within the term of the employment agreement, a payment of all vested benefits and awards and accelerated vesting. In the event of a termination of Mr. Dreier’s employment within three years of a “change-in-control” of the Corporation, he receives a cash payment equal to three times his highest annual salary and bonus, accelerated vesting under benefit and equity plans of the Corporation, 3 years of continued receipt of his current benefits as well as relocation and outplacement assistance.

     The employment agreement also provides for payments to Mr. Dreier under a Supplemental Executive Retirement Plan within 60 days of the later of January 1, 2008 or Mr. Dreier’s retirement from employment with the Corporation (the SERP Benefit). The SERP Benefit vests at a rate of 20 percent per year on each of December 31, 2003, 2004, 2005, 2006 and 2007, unless accelerated as a result of a “change-in-control” or termination of employment without cause. The SERP Benefit will be paid at the election of Mr. Dreier as either an annual payment of $2,400,000 for a period of 15 years or a lump sum payment in the amount of the present value of the SERP Benefit calculated using an 8 percent discount rate. The Corporation is obligated to set aside amounts necessary to fund, and immediately prior to any change of control the Corporation must fully fund, this SERP Benefit. At the time that Mr. Dreier is eligible to receive the SERP Benefit, Mr. Dreier and his spouse are provided with an Executive Retirement Health Insurance Program (the Executive Insurance Program) for a period of 15 years which shall provide the same continued coverage and benefits as the Corporation’s executive health insurance program in which Mr. Dreier participated prior to his eligibility for the Executive Insurance Program. If any payment under the employment agreement would subject Mr. Dreier to taxation, the Corporation shall pay Mr. Dreier an additional amount sufficient to cover such tax liability.

     The Corporation has senior executive severance agreements pursuant to which, upon termination of employment within three years of a “change-in-control” of the Corporation, certain executive officers, including Messrs. Garrity, Milne, Schreiner and Scott, receive a cash payment equal to two times the highest annual compensation paid during the three years prior to termination, accelerated vesting under benefit and equity plans of the Corporation, and relocation and outplacement assistance. They are also entitled to receive medical and similar benefits for 2 years.

COMPARISON OF CUMULATIVE TOTAL STOCKHOLDER RETURN ON COMMON STOCK

(Stock Price Appreciation Plus Dividends)

     This chart graphs the Corporation’s performance in the form of cumulative total return to stockholders during the previous five years in comparison to the Standard and Poor’s 500 Index and the Dow/Home Construction Index. The Dow/Home Construction Index includes the following companies: Centex Corporation; Champion Enterprises, Inc.; Clayton Homes, Inc.; D.R. Horton, Inc.; KB Home Corporation; Lennar Corporation; M.D.C. Holdings, Inc.; NVR, Inc.; Pulte Homes, Inc.; The Ryland Group, Inc.; and Toll Brothers, Inc.

(a)	Assumes that the value of the Common Stock of the Corporation and the Indices were $100 on January 1, 1998, and that all dividends were reinvested.

PROPOSAL TO APPROVE THE RYLAND GROUP, INC.
SENIOR EXECUTIVE PERFORMANCE PLAN TO COMPLY WITH THE
REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

     The Ryland Group, Inc. Senior Executive Performance Plan (the “Performance Plan”) has been adopted by the Compensation Committee and is being submitted to the stockholders for approval. The Performance Plan promotes the Corporation’s pay-for-performance philosophy by providing the Chief Executive Officer and other executive officers with direct financial incentives in the form of annual cash bonuses that are based on the Corporation’s profitability and the profitability of the Corporation’s business units. A copy of the Performance Plan is attached to this Proxy Statement as Exhibit A. This summary description of the Performance Plan is qualified by reference to the plan document.

     The Corporation intends for amounts payable under the Performance Plan to be deductible under Internal Revenue Code
Section 162(m) as performance-based compensation. Internal Revenue Code Section 162(m) denies to a publicly held corporation a deduction in determining its taxable income for “covered compensation” in excess of $1,000,000 paid in any taxable year to the Chief Executive Officer or other executive officers whose compensation is reported in the Proxy Statement. “Covered compensation” does not include amounts payable upon the attainment of performance goals established by a committee of outside Directors if the material terms of the compensation are approved by the Corporation’s stockholders. For this reason in order to comply with the requirements of
Section 162(m) of the Internal Revenue Code, the Corporation is submitting the Performance Plan for approval by the stockholders.

     The Performance Plan is administered by the Compensation Committee of the Board of Directors. The Compensation Committee determines the Performance Plan participants each year. Only officers of the Corporation and its subsidiaries are eligible to participate. As of March 10, 2003, the Corporation had eleven executive officers eligible to participate, all of which were selected by the Compensation Committee to participate for fiscal year 2003.

     No later than 90 days after each fiscal year commences, the Compensation Committee will select the participants for that year and determine the formula under which each participant’s bonus will be determined, as well as any other objective terms and conditions that must be satisfied for the bonus to be earned. The bonus formula will be a percentage of the Corporation’s earnings before taxes and extraordinary items as reflected in the audited consolidated financial statements of the Corporation for the fiscal year or such earnings with respect to one or more business units, as further adjusted to eliminate the effect of bonus and incentive compensation, corporate overhead, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in the corporation’s financial statements, all as determined by the Compensation Committee. The maximum bonus payable under the Performance Plan to any one officer in any year may not exceed 3 percent of the Corporation’s earnings before taxes and extraordinary items, as adjusted pursuant to the preceding sentence. The Compensation Committee may reduce or eliminate bonuses for any reason in its sole discretion, but may not increase the amount of bonus payable to any officer for a given year after the formula for that year has been established.

     The Performance Plan may be amended at any time by the Compensation Committee, but it may not be amended without stockholder approval in any manner that would limit the deductibility of bonuses paid under the Performance Plan.

     The actual amounts of bonus payments for the 2003 fiscal year under the Performance Plan are not currently determinable because such amounts are dependent on the Corporation’s future profitability.

     The annual bonuses payable under the Performance Plan, if it had been in effect in 2002, cannot be determined with certainty because the bonus amounts are discretionary. Nevertheless, the Compensation Committee believes that, had the Performance Plan been in effect, the bonus amounts payable under the Performance Plan for the 2002 fiscal year to the executive officers listed in the Summary Compensation Table would have been the same as the annual bonuses reported in the Summary Compensation Table on page 9 of this Proxy Statement.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE RYLAND GROUP, INC. SENIOR EXECUTIVE PERFORMANCE PLAN TO COMPLY WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE. COMPLIANCE WITH THESE REQUIREMENTS RESULTS IN THE TAX DEDUCTIBILITY OF RELATED COMPENSATION EXPENSE. APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH A QUORUM PRESENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE RYLAND GROUP, INC. SENIOR EXECUTIVE PERFORMANCE PLAN UNLESS OTHERWISE SPECIFIED.

PROPOSAL TO AMEND THE TRG INCENTIVE PLAN TO COMPLY WITH
THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

     The TRG Incentive Plan (the “TRGIP”) is a long-term incentive plan that provides for awards based on the financial performance of the Corporation. The Corporation is recommending an amendment and restatement of the TRGIP as described below to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with these requirements results in the tax deductibility of related compensation expense. A copy of the TRGIP, as amended and restated, is attached to this Proxy Statement as Exhibit B. This summary description of the TRGIP is qualified by reference to the plan document.

     Each year, the Compensation Committee establishes target maximum award levels for each participating employee based on a percentage of the employee’s base salary. Employees may earn cash, common stock awards and/or stock units based on the extent to which the Corporation achieves the pre-established financial goals.

     The Compensation Committee selects the participants for the TRGIP each year from among approximately 2,464 employees of the Corporation. Historically, there have been approximately 59 to 84 employees selected each year to participate, including in each year the Chief Executive Officer and the executive officers listed in the Summary Compensation Table of the Proxy Statement for that year.

     At the beginning of each fiscal year (referred to as a “performance year”), the Compensation Committee establishes performance goals for the year and the maximum award levels for each selected participant. Within 90 days after the close of the performance year, the Compensation Committee reviews the Corporation’s actual performance results to assess the extent to which the performance goals have been met and performance awards earned. No performance award will be earned if the participant’s employment terminates during the year. Performance awards, once earned, are paid in three annual installments, one-third within 90 days after the close of the performance year, and one-third at the close of each of the following two years provided that the participant remains employed through each distribution date. If a “change of control” occurs, all awards are paid within 14 days after such event.

     The Compensation Committee determines whether the awards are paid in cash, common stock or stock units that are converted into common stock on the distribution date. No more than one-half of a performance award may be paid in the form of common stock or stock units. For the past 4 years, all awards have been paid solely in cash.

     The Compensation Committee or the Board of Directors may amend, suspend or terminate the TRGIP or any portion of it, the terms of a participant’s performance awards, or any terms or conditions related to such awards, at any time.

     The Compensation Committee believes it is advantageous to amend the TRGIP in several regards. First, in light of the adoption of the 2002 Equity Incentive Plan to replace the 1992 Equity Incentive Plan, the Compensation Committee has amended the TRGIP to provide that any stock awards or stock units awarded under the TRGIP will be issued from the 2002 Equity Incentive Plan. Second, the Compensation Committee has amended the TRGIP to delete a provision that deferred amounts payable under the TRGIP to participants subject to Internal Revenue Code 162(m) if such payments were nondeductible by the Corporation. Third, the Compensation Committee has amended the TRGIP to provide that the maximum performance award that may be earned by any participant for a performance year is $6,000,000. Lastly, the Compensation Committee has amended the TRGIP to specify that the performance goals will be based on the Corporation’s return on stockholders’ equity.

     Amounts payable under the TRGIP for the 2003 performance year and all future performance years are intended to be deductible under Internal Revenue Code Section 162(m) as performance-based compensation. Internal Revenue Code Section 162(m) denies to a publicly held corporation a deduction, in determining its taxable income, for “covered compensation” in excess of $1,000,000 paid in any taxable year to the Chief Executive Officer or other executive officers whose compensation is reported in the Proxy Statement. “Covered compensation” does not include amounts payable upon the attainment of performance goals established by a committee of outside Directors if the material terms of the compensation are approved by the Corporation’s stockholders.

     The Corporation is submitting the TRGIP, as amended and restated, for approval by the stockholders to enable the Corporation to comply with the requirements of Internal Revenue Code Section 162(m). Compliance with these requirements results in the tax deductibility of the related compensation expense.

     The actual amount of performance awards for the 2003 fiscal year under the TRGIP are not currently determinable because such amounts are dependent on the Corporation’s future performance. Set forth below, however, are the performance awards that were earned for the 2002 fiscal year under the TRGIP. The Compensation Committee believes that these same amounts would have been earned if the TRGIP, as amended and restated, had been in effect in 2002.

NEW PLAN BENEFITS
PLAN NAME: TRG INCENTIVE PLAN

Name and position	Dollar value

Mr. Dreier – Chairman of the Board of Directors, President and Chief Executive Officer of The Ryland Group, Inc.	$2,628,720
Mr. Milne – Executive Vice President and Chief Financial Officer of The Ryland Group, Inc.	$575,032
Mr. Garrity – Senior Vice President of The Ryland Group, Inc. and President of the Southeast Region of Ryland Homes	$543,268
Mr. Schreiner – Senior Vice President of The Ryland Group, Inc. and President of Ryland Mortgage Company	$383,355
Mr. Scott – Senior Vice President of The Ryland Group, Inc. and President of the North Central Region of Ryland Homes	$552,031
Executive Officer Group	$6,696,445
Non-Executive Director Group	$0
Non-Executive Officer Employee Group	$6,243,263

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE AMENDMENT OF THE TRG INCENTIVE PLAN OF THE CORPORATION TO COMPLY WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE. COMPLIANCE WITH THESE REQUIREMENTS RESULTS IN THE TAX DEDUCTIBILITY OF THE RELATED COMPENSATION EXPENSE. APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH A QUORUM PRESENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE AMENDMENT OF THE TRG INCENTIVE PLAN UNLESS OTHERWISE SPECIFIED.

PROPOSAL TO APPROVE THE PERFORMANCE AWARD PROGRAM
UNDER THE RYLAND GROUP, INC. 2002 EQUITY INCENTIVE PLAN TO COMPLY
WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE

     At the Annual Meeting of Stockholders held April 24, 2002, the stockholders of the Corporation approved The Ryland Group, Inc. 2002 Equity Incentive Plan (the “Incentive Plan”). The Compensation Committee is authorized to establish programs for granting awards under the Incentive Plan. The Compensation Committee has established The Ryland Group, Inc. Performance Award Program (the “Award Program”) pursuant to that authority. A copy of the Award Program is attached to this Proxy Statement as Exhibit C. This summary description of the Award Program is qualified by reference to the plan document.

     The purpose of the Award Program is to provide for the granting of performance awards, in the form of common stock of the Corporation or stock units (representing shares of common stock of the Corporation), either alone or in combination with cash, as long-term incentives for participants to strive to influence the financial growth and success of the Corporation in a positive manner. Performance awards are awards that may be granted upon achievement of specified performance objectives or which may vest and/or become distributable upon such achievement.

     Internal Revenue Code Section 162(m) denies to a publicly held corporation a deduction, in determining its taxable income, for “covered compensation” in excess of $1,000,000 paid in any taxable year to the Chief Executive Officer or other executive officers whose compensation is reported in the Proxy Statement. “Covered compensation” does not include amounts payable upon the attainment of performance goals established by a committee of outside Directors if the material terms of the compensation are approved by the Corporation’s stockholders. The Corporation intends for amounts payable under the Award Program to be deductible as performance-based compensation. For this reason, the Corporation is submitting the Award Program for approval by the Stockholders.

     The Award Program is administered by the Compensation Committee. The Committee from time to time selects the individuals who will participate in and receive grants of performance awards under the Award Program. All executive officers of the Corporation may be selected to participate in the Award Program. The Corporation has eleven officers who are eligible to participate in the Award Program.

     The Committee will determine the specific performance objectives and the period over which such performance objectives will be measured (the “performance period”) in connection with each performance award granted under the Award Program. The Committee will determine and set forth in writing, not later than 90 days after the commencement of each performance period and in no event later than the point in time when 25 percent of the performance period has elapsed or the outcome of the performance objectives is no longer substantially uncertain: (i) the officer or officers who will participate in the Award Program for that performance period, (ii) the nature and the amount (or the objective formula for determining the amount) of the performance award that will be earned if specified performance objectives are met, (iii) the applicable performance objectives and (iv) any other objective terms and conditions that must be satisfied by the officer in order to earn the performance award.

     The performance objectives set by the Committee will be objective financial targets based upon the Corporation’s return on stockholders’ equity. The Committee, in its discretion, may decrease the amount of any performance award that is, or is to be, earned, but may not increase such amount for a performance period after the performance objectives for that performance period have been established.

     Within 120 days after the end of each performance period, the Committee will determine whether, and the extent to which, the performance objectives and other terms and conditions have been met. Performance awards will be granted or vested and distributed in accordance with the formula and terms and conditions established by the Committee at the beginning of the applicable performance period.

     No single participant will be eligible to receive more than 260,000 shares of common stock and/or stock units, in any combination, with respect to a performance period. As of February 10, 2003, the fair market value of a share of our Common Stock, determined by the last reported sale price per share on that date as quoted on the New York Stock Exchange, was $39.63. The maximum cash amount payable as a performance award in combination with any performance award distributable in common stock or stock units will be the cash amount equal to the federal and state income and Medicare taxes, assuming highest marginal tax rates, associated with the distribution of the related common stock or stock units.

     The Committee may amend or change the Award Program at any time, but the Award Program may not be amended or changed in any manner that would limit the deductibility of performance awards paid or distributed under the Award Program, unless stockholder approval is obtained. The Committee may terminate the Award Program at any time without obligation to pay performance awards to participants for the performance period in which termination occurs.

     Set forth below are the performance awards that were granted for the 2002 fiscal year under the Award Program. To date, no performance awards have been granted under the Award Program for the 2003 fiscal year. Because participation in and the amount of performance awards to be granted under the Award Program are subject to the discretion of the Compensation Committee, the benefits or amounts that any participant or groups or participants may receive in the future are not currently determinable.

NEW PLAN BENEFITS
PLAN NAME: PERFORMANCE AWARD PROGRAM

Name and position	Dollar value		Number of units

Mr. Dreier – Chairman of the Board of Directors, President and Chief Executive Officer of The Ryland Group, Inc.	(a	)	235,000	(b)
Mr. Milne – Executive Vice President and Chief Financial Officer of The Ryland Group, Inc.	$0		0
Mr. Garrity – Senior Vice President of The Ryland Group, Inc. and President of the Southeast Region of Ryland Homes	$0		0
Mr. Schreiner – Senior Vice President of The Ryland Group, Inc. and President of Ryland Mortgage Company	$0		0
Mr. Scott – Senior Vice President of The Ryland Group, Inc. and President of the North Central Region of Ryland Homes	$0		0
Executive Officer Group	$0		0
Non-Executive Director Group	$0		0
Non-Executive Officer Employee Group	$0		0

(a)	The dollar value of cash component of Mr. Dreier’s performance award is not determinable at this time because it is dependent upon the fair market value of the Corporation’s common stock on each of the future vesting dates of the performance award.
(b)	These units were awarded to Mr. Dreier pursuant to the terms of his employment agreement dated July 1, 2002.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU APPROVE THE PERFORMANCE AWARD PROGRAM UNDER THE RYLAND GROUP, INC. 2002 EQUITY INCENTIVE PLAN OF THE CORPORATION TO COMPLY WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE. COMPLIANCE WITH THESE REQUIREMENTS RESULTS IN THE TAX DEDUCTIBILITY OF RELATED COMPENSATION EXPENSE. APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST WITH A QUORUM PRESENT. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED FOR APPROVAL OF THE PERFORMANCE AWARD PROGRAM UNDER THE RYLAND GROUP., INC. 2002 EQUITY INCENTIVE PLAN OF THE CORPORATION UNLESS OTHERWISE SPECIFIED.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based upon the Corporation’s review of Forms 3, 4 and 5 as well as any amendments submitted to the Corporation during 2002 for any person subject to Section 16 of the Securities Exchange Act of 1934 (The Exchange Act), Mr. Eric Elder failed to file on a timely basis during 2002 one report on Form 4 required by Section 16(a) of The Exchange Act for one transaction.

STOCKHOLDERS’ PROPOSALS

     Proposals of stockholders intended to be presented at the 2004 Annual Meeting of Stockholders of the Corporation must be received by the Corporation on or before November 11, 2003, and must comply with the applicable rules of the Securities and Exchange Commission in order to be included in the Corporation’s Proxy Statement and proxy relating to the 2004 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act. In addition, in order for a shareholder proposal or director nomination outside of Rule 14a-8 of the Exchange Act to come before the Annual Meeting of Stockholders, proposals and nominations must be made in accordance with the bylaws of the Corporation, which require appropriate notice to the Corporation of the proposal or nomination not less than 75 days prior to the date of the Annual Stockholders’ Meeting. If less than 100 days’ notice of the date of the Annual Stockholders’ Meeting is given by the Corporation, then the Corporation must receive the notice of nomination or the proposal not later than the close of business on the 10th day following the date the Corporation first mailed the notice or made public disclosure of the meeting. In this regard, notice is given that the 2004 Annual Meeting of Stockholders is expected to be held on the third Wednesday of April in 2004, or on or before the 30th day thereafter, as determined by the Board of Directors in accordance with the Corporation’s bylaws.

OTHER MATTERS

     If any other business should come before the meeting, the proxy holders will vote according to their discretion.

EXHIBIT A

THE RYLAND GROUP, INC.
SENIOR EXECUTIVE PERFORMANCE PLAN

Purpose

     The purpose of the Senior Executive Performance Plan (the “Plan”) is to set forth the terms on which annual bonuses will be paid to participating senior executives of The Ryland Group, Inc. and its subsidiaries (collectively the “Corporation”). The Plan is intended to permit the Corporation to deduct fully annual bonuses paid to senior executives in determining its federal income taxes in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”).

Administration

     The Plan has been approved by and shall be administered by the Compensation Committee of the Board of Directors of the Corporation or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in
Section 162(m) and the regulations thereunder (the “Committee”). The Committee shall interpret the Plan and shall have the authority and duties set forth in the Plan.

Covered Officers

     The Plan applies each fiscal year to those officers of the Corporation whose compensation would be subject to the limitations of Section 162(m) or the regulations thereunder for that year and such other officers of the Corporation as the Committee shall determine (each, a “Covered Officer”).

Bonuses

     Each Covered Officer who is employed by the Corporation during a fiscal year while this Plan is in effect will be eligible to receive a bonus equal to a stated percentage of either the Corporation’s or one or more business unit’s earnings before taxes and extraordinary items as reflected in, or, in the case of a business unit, as determined for purposes of preparing, the audited consolidated financial statements of the Corporation for such fiscal year, as further adjusted to eliminate the effect of bonus and incentive compensation, corporate overhead, changes in accounting methods and other non-recurring or unusual expenses or charges as reflected in the Corporation’s financial statements, all as determined by the Compensation Committee. The maximum bonus payable under the Plan to any one Covered Officer in any year shall not exceed 3% of the Corporation’s earnings before taxes and extraordinary items, as adjusted pursuant to the preceding sentence. The Committee may reduce or eliminate bonuses for any reason in its sole discretion, but may not increase the amount of bonus payable to any Covered Officer for a given year after the formula for that year has been established.

     The Committee will determine and set forth in writing, not later than 90 days after the commencement of each fiscal year, (i) each Covered Officer who will participate in the Plan for that year, (ii) the percentage of earnings before taxes and extraordinary items that will be payable with respect to each participating Covered Officer, (iii) whether such percentage of earnings shall be determined based on the performance of the Corporation, as a whole, or of a particular business unit(s) with respect to each participating Covered Officer, and (iv) any other objective terms and conditions that must be satisfied for the Covered Officer to become eligible to receive payment of the annual bonus.

     No bonus shall be paid pursuant to this Plan for any year until the performance goals and any other material terms of bonus eligibility are satisfied. Annual bonuses payable pursuant to the Plan shall be paid in cash.

Miscellaneous

     The annual bonus payable for the 2003 fiscal year and each year thereafter pursuant to the employment agreement of Mr. R. Chad Dreier, Chairman, Chief Executive Officer and President of the Corporation, dated as of July 1, 2002, is payable in accordance with the terms of this Plan.

     No Covered Officer may assign the right to receive any benefit under the Plan. The Committee may approve payment of any amount which a disabled or deceased Covered Officer would have earned under the Plan to the Covered Officer’s spouse or estate.

     The Plan shall be submitted to the Corporation’s stockholders for approval in accordance with Section 162(m).

     The Committee may amend or change the Plan at any time and in any manner, and may terminate the Plan at any time without obligation for payment of bonuses to Covered Officers for the year in which termination occurs. After the Plan has been approved by the Corporation’s stockholders, the Plan may not be amended or changed without stockholder approval if the amendment or change would limit the deductibility of bonuses paid pursuant to the Plan under Section 162(m).

EXHIBIT B

TRG INCENTIVE PLAN

(as amended and restated, effective January 1, 2003)

     The Ryland Group, Inc. (the “Company”) has established the TRG Incentive Plan (the “Plan”) to provide incentive compensation for those key employees whose efforts may significantly affect the Company’s earnings and performance. In addition, the Plan is intended to enable the Company to attract executives in the future and to encourage key executives to remain in the employ of the Company and to accumulate a personal net worth in the stock of the Company. The Plan provides for the payment of cash awards as well as the issuance of Common Stock of the Company and the crediting of Stock Units as awards under The Ryland Group, Inc. 2002 Equity Incentive Plan, the terms of which are incorporated herein by reference for all relevant purposes.

    1.     Definitions.

            The terms below shall have the following meanings:

(a)	“Board” shall mean the Board of Directors of the Company.

(b)	“Cash Account” shall mean an account established for each Participant to be credited with the cash portion of Performance Awards. The Cash Account shall consist of separate sub-accounts for amounts credited, if any, with respect to each Performance Year.

(c)	“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and any successor to such Code.

(d)	“Committee” shall mean the Compensation Committee of the Board or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in Code Section 162(m) and the regulations thereunder.

(e)	“Common Stock” shall mean shares of Common Stock of the Company.

(f)	“Common Stock Account” shall mean an account established for each Participant to be credited with the Stock Unit portion, if any, of Performance Awards. The Common Stock Account shall consist of separate sub-accounts for Stock Units credited, if any, with respect to each Performance Year.

(g)	“Company” shall mean The Ryland Group, Inc., its subsidiaries, partnerships and other related entities and affiliates except where the context applies solely to The Ryland Group, Inc. as determined by the Committee.

(h)	“Employee” shall mean any person employed by the Company.

(i)	“Fair Market Value” shall mean a price or value for the Common Stock of the Company, as determined by the Committee to be the fair market value of the Common Stock, which can be the opening, closing or other quoted price on the New York Stock Exchange or other exchange on which the Common Stock is traded or the first, last or other reported sales price if quoted on the NASDAQ National Market System or other over-the-counter market.

(j)	“Participant” shall mean an Employee selected to participate in the Plan pursuant to Section 2.

(k)	“Performance Award” shall mean the amount of any award to a Participant based on the Company’s achievement of the Performance Goal(s) for a Performance Year.

(l)	“Performance Goal” shall mean the performance target selected by the Committee to determine the amount of any Performance Award under the Plan.

(m)	“Performance Year” shall mean the fiscal year of the Company over which Performance Goals are measured for the purpose of determining the extent to which a Performance Award is earned.

(n)	“Stock Unit” shall mean a unit representing one share of Common Stock.

(o)	“Vested Deferred Award” shall mean the portion of any Deferred Award which is vested pursuant to the Plan but which has not been paid to the Participant.

     2.     Participants.

            The Committee periodically determines those Employees who are eligible and selected to participate in the Plan.

     3.     Administration.

            The Plan is administered by the Committee. The Committee shall establish the Performance Goal(s) for each Performance Year, review the Company’s actual performance results to assess the extent to which Performance Goal(s) have been met and Performance Awards have been earned, approve Performance Awards and make any other determinations, interpretations or decisions required in connection with the Plan. The Committee shall have the authority to amend, modify and interpret the Plan and make all determinations relating to the Plan and the Participants. Decisions of the Committee on all matters relating to the Plan are conclusive and binding on all parties, including the Company and the Participants. No member of the Committee is liable for any act done or determination made in good faith in administering, construing or interpreting the Plan.

     4.     Performance Awards.

(a)	Establishment of Performance Awards. For each Performance Year, the Committee shall determine and set forth in writing not later than 90 days after the commencement of the Performance Year:

(i)	the Participants;

(ii)	the target amount of and formula for determining Performance Awards;

(iii)	the Performance Goal or Goals for determining Performance Awards;

(iv)	whether the Performance Awards will be paid in cash, Common Stock or Stock Units; and

(iv)	any other terms relating to Performance Awards under the Plan.

The Performance Goal or Goals shall be based upon the return on stockholders’ equity of The Ryland Group, Inc. as set forth in the audited financial statements for the Performance Year. The maximum Performance Award that may be earned by any Participant for any Performance Year is $6,000,000.00. The Committee may reduce or eliminate Performance Awards for any reason in its sole discretion, but may not increase the amount of a Performance Award payable to any Participant for a given Performance Year after the Performance Goal for that year has been established.

(b)	Determination, Payment and Crediting of Performance Awards.

(i)	Within 90 days after the end of each Performance Year, the Committee shall determine and set forth in writing the amount of any Performance Award earned by a Participant or group of Participants.

(ii)	One-third of each Performance Award (the “Initial Payment”) shall vest as of January 1 of the Company’s first fiscal year following the related Performance Year and shall be payable within 90 days thereafter but not earlier than the Committee’s determination that such award was earned. As determined by the Committee, either all or one-half of the Initial Payment shall be paid in cash and either none or one-half shall be paid in a whole number of shares of Common Stock determined by dividing one-half of the Initial Payment by the Fair Market Value of the Common Stock on the first trading day of the Company’s first fiscal year following the related Performance Year, provided that if a fractional number of shares results, cash shall be paid in lieu of any fractional share.

(iii)	The remaining two-thirds of each Performance Award (the “Deferred Award”) shall be credited to the Participant’s Cash Account or, if applicable, to the Participant’s Common Stock Account, effective as of January 1 of the Company’s first fiscal year following the related Performance Year. As determined by the Committee, either all or one-half of the Deferred Award shall be credited to the Participant’s Cash Account and either none or one-half of the Deferred Award shall be credited in the form of Stock Units to the Participant’s Common Stock Account. For the purposes of the foregoing, the number of Stock Units, if any, to be credited to the Participant’s Common Stock Account shall be equal to one-half of the Deferred Award earned divided by the Fair Market Value of the Common Stock on the first trading day of the Company’s first fiscal year following the related Performance Year. If a fractional number of shares results from the calculation of the Stock Units credited to a Common Stock Account, cash will be credited to the Participant’s Cash Account in lieu of any fractional shares.

(iv)	No Performance Award(s) shall be earned or credited for any Performance Year in which a Participant’s termination of employment occurs.

(c)	Rights in Respect of Stock Units. Stock Units shall not represent an actual ownership interest in Common Stock and the Participant shall have no voting or other rights as a stockholder in respect of Stock Units including, except as provided in the next sentence, any right to payment on account of dividends or distributions in respect of the Common Stock represented thereby. With respect to the total amount of any cash dividends paid annually in respect of the Company’s Common Stock, Participants are entitled to receive an annual cash payment in an amount equal to the annual cumulative total of dividends declared and paid for any particular calendar year (the “Dividend Determination Year”), to the extent of any dividends not previously paid to or received by a Participant, which the Participant would have received if the Stock Units credited to the Participant’s Common Stock Account actually had represented shares of Common Stock as of the record date (this payment is referred to as the “Annual Payment”). The right to this Annual Payment applies to the cumulative annual amount of cash dividends paid on account of the Common Stock on any record date on or after the end of a Performance Year related to the Stock Units credited to the Participant’s Common Stock Account, to the extent of any dividends not previously paid to or received by a Participant. The Annual Payment shall be determined and paid within 45 days of the later of October 15th or the third quarter record date for a quarterly cash dividend payable during the Company’s fiscal year for any applicable Dividend Determination Year.

(d)	Earnings on Cash Account. Earnings can be credited to a Participant’s Cash Account on a basis, in a manner, and at the rate established from time to time by the Committee that is reasonable under Section 162(m) under the Internal Revenue Code.

     5.     Vesting and Payment of Deferred Awards.

(a)	Vesting of Deferred Awards.

(i)	The Deferred Award for a Performance Year will vest in two equal installments on January 1 of each of the Company’s second and third fiscal years following the related Performance Year (the “Vesting Date”) provided the Participant is employed by the Company on the Vesting Date.

(ii)	Notwithstanding Section 5(a)(i), upon the death, disability or retirement of a Participant, all amounts of Deferred Awards shall become fully vested and be paid to the Participant or the Participant’s beneficiary in accordance with the terms of this Plan.

(iii)	Upon a Participant’s voluntary termination of employment with the Company, all Vested Deferred Awards shall be paid to the Participant in accordance with the terms of this Plan and any Deferred Awards which have not vested as of the effective date of the Participant’s voluntary termination of employment shall be forfeited.

(iv)	Upon a Participant’s involuntary termination of employment by the Company without cause, all Vested Deferred Awards shall be paid to the Participant in accordance with the terms of this Plan and any Deferred Awards which have not vested as of the effective date of termination of employment shall be forfeited.

(v)	Upon a Participant’s termination of employment by the Company “for cause”, the Participant forfeits all Performance Awards, all Initial Payments that have not been paid, and all unvested and Vested Deferred Awards credited to the Participant’s Cash or Common Stock Accounts. A termination “for cause” is a termination pursuant to a finding or determination by the Company of theft, fraud, embezzlement or any act which is detrimental or damaging to the business, operation or reputation of the Company.

(b)	Payment of Vested Deferred Awards. Vested Deferred Awards shall be paid to a Participant within 90 days of the related Vesting Date. Payments shall be made in cash to the extent the Vested Deferred Award is credited to a Participant’s Cash Account and in a number of shares of Common Stock equal to the Stock Units to the extent the Vested Deferred Award is credited to the Participant’s Common Stock Account. The Stock Units credited to a Participant’s Common Stock Account in connection with a Vested Deferred Award can be converted to and paid in cash, if determined by the Committee, in the amount of the closing Fair Market Value of the shares of Common Stock related to the Stock Units converted and paid in cash on the first trading day of the Company’s fiscal year in which the conversion or cash payment is made.

     6.     Dilution and Other Adjustments.

            The Committee can, in its sole discretion, require an adjustment in the Common Stock Accounts held by Participants in the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or stock split, recapitalization, reclassification, merger, share exchange, consolidation, combination or exchange of shares or other similar change.

     7.     Change of Control.

(a)	For purposes of this Plan, a Change of Control shall mean:

(i)	The acquisition by any person, other than the Company or any employee benefit plans of the Company, of beneficial ownership of 20 percent or more of the combined voting power of the Company’s then outstanding voting securities;

(ii)	The first purchase under a tender offer or exchange offer, other than an offer by the Company or any employee benefit plans of the Company, pursuant to which shares of Common Stock have been purchased;

(iii)	During any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election or the nomination for the election by stockholders of the Company of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iv)	Approval by stockholders of the Company of a merger, consolidation, liquidation or dissolution of the Company, or the sale of all or substantially all of the assets of the Company.

(b)	Upon the occurrence of a Change of Control, all Deferred Awards shall immediately vest and be paid to Participants within 14 days of the date on which the Change of Control occurs.

     8.     Miscellaneous.

(a)	Tax Withholding. The Company shall have the right to deduct from any payments made or benefits accrued under the Plan, any Federal, state, or local taxes required by law to be withheld. In the case of awards paid in Common Stock, a Participant may elect to have any portion of any withholding taxes payable in respect of a distribution of Common Stock satisfied through the retention by the Company of shares of Common Stock having a Fair Market Value on the date of withholding equal to the withholding amount, subject to compliance with any requirements of applicable law and subject to such other restrictions as the Company may impose.

(b)	Employment Rights. Neither the Plan nor any action taken hereunder shall be construed as giving an Employee or Participant any right to be retained in the employ of the Company nor shall any action taken hereunder be construed as entitling the Company to the services of any Employee or Participant for any period of time.

(c)	Beneficiaries. Each Participant shall have the right, at any time, to designate a beneficiary or beneficiaries (both primary and contingent) to whom payments under this Plan shall be made if the Participant dies and amounts under this Plan are payable following the Participant’s death. Any beneficiary designation shall be made in writing and filed with the Company and shall become effective only when received and accepted by the Company.

A Participant may change his beneficiary designation by filing a new designation with the Company. The filing of a new beneficiary designation will cancel any and all beneficiary designations previously filed.

If a Participant fails to designate a beneficiary, or if all designated beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, the payments under this Plan shall be made to the Participant’s Estate.

(d)	Nontransferability. A person’s rights and interest under this Plan, including amounts payable, shall be solely the rights of a general unsecured creditor of the Company and such rights may not be assigned, pledged or transferred except to a designated beneficiary as provided above.

(e)	Governing Law. All matters relating to the Plan or to any Performance Awards granted under the Plan shall be governed by the laws of the State of Maryland.

(f)	Shareholder Approval. The Plan, as amended and restated herein, shall be submitted to the Company’s stockholders for approval in accordance with Code Section 162(m). After the Plan is approved by the Company’s stockholders, this Plan may not be amended or changed without stockholder approval if the amendment or change would limit the deductibility of Performance Awards paid or distributed pursuant to the Plan under Code Section 162(m).

     9.    Amendments.

            Subject to Section 8(f) above. The Board or the Committee may, in their sole and absolute discretion, amend, suspend or terminate the Plan or any portion of the Plan at any time. The Committee or Board may also, at any time, in their sole and absolute discretion, amend, revise or modify the terms of a Participant’s Performance Award(s) or any terms or conditions related to a Participant’s Performance Award(s), including the terms and conditions related to the vesting and payment of Performance Award(s), Initial Payment(s) and any Deferred Awards, notwithstanding anything in this Plan or in any Performance Award to the contrary.

EXHIBIT C

THE RYLAND GROUP, INC.
PERFORMANCE AWARD PROGRAM

Established Pursuant to
THE RYLAND GROUP, INC. 2002 EQUITY INCENTIVE PLAN

Establishment

     The Compensation Committee of the Board of Directors of The Ryland Group, Inc. (the “Corporation”), pursuant to its power and authority to establish programs for granting awards under the Corporation’s 2002 Equity Incentive Plan (the “Incentive Plan”), establishes this Performance Award Program (“Award Program”) effective as of July 1, 2002.

Purpose and Type of Awards

     The purpose of the Award Program is to provide for the granting of performance awards, in the form of common stock of the Corporation or stock units (as defined in the Incentive Plan), either alone or in combination with cash, as long-term incentives for participants to strive to influence the financial growth and success of the Corporation in a positive manner. Performance awards may be granted upon achievement of specified performance objectives or which vest and/or become distributable upon such achievement. Shares of common stock and stock units granted in connection with performance awards under this Award Program shall be issued under the Incentive Plan.

Administration

     The Award Program shall be administered by the Compensation Committee of the Board of Directors of the Corporation or a subcommittee of the Compensation Committee composed of two or more “outside directors” as defined in Section 162(m) and the regulations thereunder (the “Committee”). The Committee shall interpret the Award Program and shall have the authority and duties set forth in the Award Program. All determinations by the Committee shall be final and conclusive.

Eligibility

     The Committee shall select the individuals who shall participate in and receive grants of performance awards under the Award Program. All executive officers of the Corporation and its affiliated entities are eligible to participate.

Granting of Performance Awards

     The Committee shall determine the specific performance objectives and the period over which such performance objectives will be measured (the “Performance Period”) in connection with each performance award granted under the Award Program.

     The Committee will determine and set forth in writing, not later than 90 days after the commencement of each Performance Period and in no event later than the point in time when 25 percent of the Performance Period has elapsed or the outcome of the performance objectives is no longer substantially uncertain: (i) the officer or officers who will participate in the Award Program for that Performance Period, (ii) the nature and the amount (or the objective formula for determining the amount) of the performance award that will be earned if specified performance objectives are met, (iii) the applicable performance objectives, and (iv) any other objective terms and conditions that must be satisfied by the officer in order to earn the performance award. The performance objectives are objective financial targets based upon the Corporation’s return on stockholders’ equity. The Committee, in its discretion, may decrease the amount of any performance award that is, or is to be, earned, but may not increase such amount for a Performance Period after the performance objectives for that Performance Period have been established.

Distribution of Performance Awards

     Within 120 days after the end of each Performance Period, the Committee shall determine whether, or the extent to which, the performance objectives and other terms and conditions have been met. Performance awards shall be granted or vested and distributed in accordance with the formula and terms and conditions approved by the Committee at the beginning of the applicable Performance Period.

Miscellaneous

     This Award Program is established pursuant to The Ryland Group, Inc. 2002 Equity Incentive Plan, the terms of which are incorporated herein by reference. In the event of any conflict between the Award Program and the Incentive Plan, the terms of the Incentive Plan shall govern.

     No single participant shall be eligible to receive more than 260,000 shares of common stock and/or stock units, in any combination, with respect to a Performance Period. The maximum cash amount payable as a performance award in combination with any performance award distributable in common stock or stock units is the cash amount equal to the federal and state income and Medicare taxes, assuming highest marginal tax rates, associated with the distribution of the related common stock or stock units.

     This Award Program shall be submitted to the Corporation’s stockholders for approval in accordance with Internal Revenue Code Section 162(m).

     The stock units awarded (together with the tax gross-up payments due in connection therewith) pursuant to the employment agreement dated as of July 1, 2002, between the Corporation and R. Chad Dreier are granted pursuant to this Award Program.

     No participant may assign the right to receive any performance award under this Award Program. The Committee may approve distribution of any performance award which a disabled or deceased participant would have earned under this Award Program to the participant’s spouse or estate.

     The Committee may amend or change this Award Program at any time and in any manner, and may terminate this Award Program at any time without obligation for payment of performance awards to participants for the Performance Period in which termination occurs. After this Award Program has been approved by the Corporation’s stockholders, this Award Program may not be amended or changed without stockholder approval if the amendment or change would limit the deductibility of performance awards paid or distributed pursuant to the Award Program under Internal Revenue Code Section 162(m).

PROXY

THE RYLAND GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors
Annual Meeting of Stockholders – April 23, 2003

The undersigned stockholder of The Ryland Group, Inc. (the “Corporation”) acknowledges receipt of the Proxy Statement and Notice of Annual Meeting of Stockholders, dated March 10, 2003, and constitutes and appoints R. CHAD DREIER, Chairman, President and Chief Executive Officer of the Corporation, and TIMOTHY J. GECKLE, Secretary of the Corporation, and each of them, as true and lawful proxies with full power of substitution, to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held at The Ritz-Carlton, 4375 Admiralty Way, Marina del Rey, California, on Wednesday, April 23, 2003 at 9:00 a.m., Local Time, and at any adjournments thereof.

If applicable, this card also provides voting instructions for any shares of the Corporation’s Common Stock held on the undersigned’s behalf in The Ryland Group, Inc. Retirement Savings Opportunity Plan and instructs Vanguard Fiduciary Trust Company, the trustee, to vote all shares which the undersigned is entitled to vote.

(Continued and signed on reverse side)

FOLD AND DETACH HERE

☒	Please mark your votes as indicated in this example.

This proxy, when properly executed, will be voted in accordance with the instructions herein. In the absence of specific instructions, this proxy will be voted FOR the nominees listed below, FOR the approval of The Ryland Group, Inc. Senior Executive Performance Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code, FOR the amendment of the TRG Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code, FOR the approval of the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code, and in the discretion of the proxies upon other business properly brought before the meeting.

	FOR all nominees	WITHHOLD AUTHORITY for all nominees				FOR	AGAINST	ABSTAIN
1. Election of Directors	[ ]	[ ]	Nominees: Mr.Dreier, Ms.Frécon, Mr.Hernandez, Mr.Jews, Mr.Mansour, Mr.Mellor, Mr.Metcalfe, Ms.St.Martin, Mr.Varello, Mr.Wilson	2.	Approval of The Ryland Group, Inc. Senior Executive Performance Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with these requirements results in the tax deductibility of related compensation expense.	[ ]	[ ]	[ ]

Instruction: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.				3.	Amendment of the TRG Incentive Plan to comply with the requirements of Section 162(m) of the Internal Revenue Code. Compliance with these requirements results in the tax deductibility of related compensation expense.	[ ]	[ ]	[ ]

				4.	Approval of the Performance Award Program under The Ryland Group, Inc. 2002 Equity Incentive Plan to comply with the requirements of Section 162(m)of the Internal Revenue Code.Compliance with these requirements results in the tax deductibility of related compensation expense.	[ ]	[ ]	[ ]

				5.	In their discretion upon other business as may properly come before the meeting.

Please sign, date and return this proxy promptly in the enclosed postage paid envelope.
NOTE:Please sign your name exactly as it appears hereon. If stock is registered in more than one name, each joint owner must sign. When signing as attorney, executor, administrator, guardian or corporate officer, please give your full title as such.

SIGNATURE

SIGNATURE	DATE

FOLD AND DETACH HERE